As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-174954

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Noah Education Holdings Ltd.

(Exact name of registrant as specified in its charter)

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Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Unit F, 33rd Floor, NEO Tower A

Che Gong Miao

Futian District, Shenzhen

Guangdong 518048, People’s Republic of China

+86-755-8288-9100

(Address of Principal Executive Offices)

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2011 Share Incentive Plan
(Full title of the plan)

_______________

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017

(Name and address of agent for service)

_______________

(212) 750-6474

(Telephone number, including area code, of agent for service)

_______________

Copies to:

Eugene Y. Lee

Latham & Watkins

18/F, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

+852 2912-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-174954) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Noah Education Holdings Ltd., a company established under the laws of the Cayman Islands (the “Company”), and became effective on June 17, 2011. Under the Registration Statement, a total of 1,876,861 ordinary shares, par value $0.00005 per share (the “Ordinary Shares”), were registered for issuance of shares granted or to be granted pursuant to the Noah Education Holdings Ltd. 2011 Share Incentive Plan (the “2011 Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the 2011 Plan.

On July 30, 2014, pursuant to the agreement and plan of merger dated April 2, 2014, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of June 9, 2014 (as amended, the “Merger Agreement”) among the Company, Rainbow Education Holding Limited and Rainbow Education Merger Sub Holding Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on August 5, 2014.

Noah Education Holdings Ltd.

By:	/s/ Dong Xu
Name: Dong Xu
Title: Chairman and Acting Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of August 5, 2014.

Signature	Title

/s/ Dong Xu Dong Xu	Chairman and Acting Chief Executive Officer (principal executive officer)
/s/ Dora Li Dora Li	Chief Financial Officer (principal financial and accounting officer)
/s/ Xiaotong Wang Xiaotong Wang	Director
/s/ Qicai Du Qicai Du	Director
/s/ Benguo Tang Benguo Tang	Director
/s/ Giselle Manon Name: Giselle Manon Title: Service of Process Officer Law Debenture Corporate Services Inc.	Authorized Representative in the United States